Exhibit 99.1 Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 14, 2023	Jon Poldan Vice President, Treasurer & Investor Relations 314-985-2349 Jonathan.Poldan@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2023 Fourth Quarter and Full Year Results
and Financial Outlook for Fiscal 2024

•Net Sales for the fourth quarter up 2.6% to prior year, driven by organic growth of 2.0%.(1)

•Gross margin for the fourth quarter of 37.9% and on an adjusted basis 40.0%, up 380 basis points to prior year largely driven by the benefits of Project Momentum initiatives.(1)

•Operating cash flow of $395.2 million and Free cash flow of 11.5% of Net Sales for the fiscal year.(1)

•Reduced net leverage by 0.6 times in fiscal 2023 driven by $225 million of debt pay down and over 5% Adjusted EBITDA growth.(1)

•Company expects fiscal 2024 organic revenue to be flat to down low single digits, and Adjusted EBITDA and Adjusted earnings per share to be up low single digits and in the range of $600 to $620 million and $3.10 to $3.30, respectively.(1)

St. Louis —November 14, 2023—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2023.

“The fourth fiscal quarter provided a strong finish to fiscal year 2023,” said Mark LaVigne, Chief Executive Officer. “In a year impacted by continued macro-economic pressures, we delivered full year adjusted earnings and adjusted EBITDA within our original guided range and took actions to position the business for future success."

“We made significant progress in advancing Project Momentum, unlocking over $50 million in efficiencies in the year. This contributed to the successful delivery against our strategic priorities – restoration of gross margin, healthy free cash flow generation, and reduction of debt – while allowing us to invest in new tools and capabilities to fuel our long-term financial algorithm."

"As we look ahead, we expect macroeconomic uncertainty to persist in 2024. Our focus is on continuing to execute against the key strategic priorities that served us and our shareholders in 2023."

__________________
(1) See Press Release attachments and supplemental schedules for additional information, including the GAAP to Non-GAAP reconciliations.

Top-Line Performance

Net sales were $811.1 million for the fourth fiscal quarter compared to $790.4 million in the prior year period and $2,959.7 million for the fiscal year compared to $3,050.1 million for the prior fiscal year.

	Fourth Quarter	% Chg	Full Fiscal Year	% Chg
Net Sales - FY'22	$790.4		$3,050.1
Organic	15.8	2.0%	(31.6)	(1.0)%
Change in Russia	—	—%	(12.6)	(0.4)%
Change in Argentina operations	(2.2)	(0.3)%	(5.3)	(0.2)%
Impact of currency	7.1	0.9%	(40.9)	(1.4)%
Net Sales - FY'23	$811.1	2.6%	$2,959.7	(3.0)%

For the fiscal quarter, organic net sales increased 2.0% due to the following items: (1)

•The continued benefit of global pricing actions in both the battery and auto care businesses contributed approximately 1.5% to organic sales;

•Battery volumes increased by approximately 1% as earlier timing of holiday orders compared to prior year were partially offset by lower replenishment volume related to weaker performance in non-tracked customers and channel shifting favoring value offerings; and

•Partially offsetting the increases were volume declines of approximately 0.5% from lost battery distribution in international markets.

For the fiscal year, organic net sales decreased 1.0% due to the following items: (1)

•Volume declines of approximately 7.5% due to lower category volumes across both battery and auto care from higher retail pricing and general economic conditions impacting category performance and weaker battery performance across non-tracked channels;

•Volume declines of approximately 1.0% from the planned exit of low margin business, a decline in our sales to device manufacturers due to their delay of new product launches and fourth quarter lost battery distribution in international markets; and

•Partially offsetting these declines was the continued benefit of global pricing actions in both the battery and auto care businesses which increased organic sales by approximately 7.5%.

Gross Margin

Gross margin percentage on a reported basis for the fourth fiscal quarter was 37.9%, versus 36.1% in the prior year quarter. Excluding the current year restructuring costs and the prior year costs from the flooding of our Brazilian manufacturing facility and exiting the Russian market, Gross margin was 40.0%, up 380 basis points from the prior year quarter and 120 basis points from the third fiscal quarter of 2023.(1)

Gross margin percentage on a reported basis for fiscal 2023 was 38.0%, versus 36.7% in the prior year. Excluding the current year restructuring costs and the prior year costs from the flooding of our Brazilian manufacturing facility, exiting the Russian market and integration costs, the Gross margin was 39.0% for the fiscal year, up 170 basis points from prior year.(1)

	Fourth Quarter	Full Fiscal Year
Gross Margin - FY'22 Reported	36.1%	36.7%
Prior year impact of exiting the Russian market, flooding of our Brazilian manufacturing facility and integration costs	0.1%	0.6%
Adjusted Gross Margin - FY'22 (1)	36.2%	37.3%
Pricing	0.5%	4.2%
Project Momentum initiatives	2.0%	1.4%
Mix impact	—%	0.1%
Product cost impacts	1.0%	(3.7)%
Currency impact and other	0.3%	(0.3)%
Gross margin - FY'23 Adjusted	40.0%	39.0%
Current year impact of restructuring costs	(2.1)%	(1.0)%
Gross margin - FY'23 Reported	37.9%	38.0%

The Gross margin increase for the quarter was driven by Project Momentum savings of approximately $19 million, a decline in product costs as freight and other costs have stabilized and declined slightly from prior year, as well as the continued benefit of pricing initiatives and positive currency impacts.

The Gross margin increase for the year was primarily driven by the continued benefit of pricing initiatives and Project Momentum savings of approximately $47 million. Partially offsetting this improvement was higher operating costs for the full year, including raw material costs, as well as adverse currency impacts.

Selling, General and Administrative Expense (SG&A)

SG&A for the fourth fiscal quarter was 14.2% of net sales, or $115.5 million, as compared to 15.1% of net sales, or $119.2 million, in the prior year when excluding restructuring and related costs in both years. The decrease was primarily driven by Project Momentum savings in the current year quarter. (1)

SG&A for fiscal 2023 was $459.4 million, or 15.5% of net sales, as compared to $467.3 million, or 15.3% of net sales, in the prior year when excluding restructuring and related costs, acquisition and integration costs, acquisition earn out and the exit of the Russian market. The year-over-year decrease was primarily driven by Project Momentum savings, favorable currency impacts and lower environmental costs this year due to a charge taken in the prior year related to a legacy facility that had been sold by the Company. These decreases were partially offset by higher compensation expense and factoring fees in the current year.(1)

Advertising and Promotion Expense (A&P)

A&P was 4.1% of net sales for the fourth fiscal quarter and 4.8% of net sales for fiscal 2023. A&P spending in the prior year was 3.5% for the fourth fiscal quarter of 2022 and 4.5% for fiscal 2022. For the quarter, this was a increase of 60 basis points, or $5.6 million and for fiscal 2023 this was an increase of 30 basis points or $5.2 million.

Earnings Per Share and Adjusted EBITDA	Fourth Quarter		Full Fiscal Year
(In millions, except per share data)	2023	2022	2023	2022
Net earnings/(loss)	$19.7	$(362.9)	$140.5	$(231.5)
Diluted net earnings/(loss) per common share	$0.27	$(5.09)	$1.94	$(3.37)

Adjusted net earnings(1)	$86.8	$58.5	$224.0	$221.1
Adjusted diluted net earnings per common share(1)	$1.20	$0.82	$3.09	$3.08
Adjusted EBITDA(1)	$185.4	$146.0	$597.3	$567.9

Currency neutral Adjusted diluted net earnings per common share(1)	$1.17		$3.32
Currency neutral Adjusted EBITDA(1)	$182.9		$618.6

The increase in net earnings in the quarter and fiscal year was driven by the prior year non-cash pre-tax impairment charge of $541.9 million compared to no impairments in fiscal 2023. This was partially offset by the fourth quarter settlement charge on the US pension plan annuity buy out and recognition of $50.2 million of previously unamortized actuarial losses.

For the fourth fiscal quarter, the increase in Adjusted earnings per share and Adjusted EBITDA reflects the increase in organic Net sales and Gross margin improvement, including lower transportation cost, as well as the decrease in SG&A and R&D spend, and overall favorable currency movements. This was partially offset by the higher A&P spend in the current year. Adjusted earnings per share further benefited from lower amortization expense, and lower interest expense as the Company's overall debt balance has decreased, partially offset by higher tax expense in the current year quarter.

For the full year, Adjusted net earnings per share and Adjusted EBITDA reflects the Gross margin improvement as well as decreases in SG&A and R&D spend. This was partially offset by higher A&P spend and the unfavorable currency movement in the full year. Adjusted earnings per share was further impacted by higher interest expense due to the higher interest rates in fiscal 2023 as well as higher tax expense.

For the quarter, currency had a favorable pre-tax impact of $2.5 million, or $0.03 per share, and for fiscal 2023, currency had an unfavorable pre-tax impact of $21.3 million, or $0.23 per share.

Capital Allocation

•Operating cash flow for the quarter was $98.9 million and for fiscal 2023 was $395.2 million. Fiscal year 2023 free cash flow was $339.1 million, or 11.5% of Net Sales, as the Company continued the return to more normalized working capital levels.

•The Company paid down an additional $25 million of debt in the fourth quarter and $225 million in fiscal 2023. In fiscal 2023, Net debt decreased by $183.6 million and Net debt to Adjusted EBITDA was 5.2 times as of September 30, 2023, down from 5.8 times as of September 30, 2022.

•The Company paid dividends in the quarter of approximately $22 million, or $0.30 per common share. Dividend payments for the year were $86.3 million, or $1.20 per common share.

Financial Outlook and Assumptions for Fiscal 2024 (1)

During the course of fiscal 2023, we have successfully executed against our key priorities to ensure we deliver for our shareholders in the face of macroeconomic uncertainties. As we enter fiscal 2024, many of those same headwinds remain and we are planning accordingly. We plan to continue focusing on our strategic priorities of gross margin restoration, free cash flow generation and debt pay down into fiscal 2024.

For fiscal 2024, we expect organic revenue to be flat to down low single digits. Adjusted EBITDA is expected to be in the range of $600 million to $620 million and Adjusted earnings per share is expected to be in the range of $3.10 to $3.30. Savings from Project Momentum initiatives and lower cost across materials and transportation are expected to offset declines in net sales.

For the first quarter, organic revenue is expected to be down 6% to 8% impacted by projected category trends and the shift in timing of holiday orders that occurred in the fourth quarter of fiscal 2023. Due to this decline in sales, we expect Adjusted earning per share to be in the range of $0.50 to $0.60.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter and fiscal 2023 financial results and the financial outlook for fiscal 2024. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://app.webinar.net/rxlgQ1vBMZ2
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•Global economic and financial market conditions, including the conditions resulting from the COVID-19 pandemic, and actions taken by our customers, suppliers, other business partners and governments in markets in which we compete might materially and negatively impact us.
•Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•Loss of any of our principal customers could significantly decrease our sales and profitability.
•Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.
•If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•Changes in production costs, including raw material prices and transportation costs, from inflation or otherwise, have adversely affected, and in the future could erode, our profit margins and negatively impact operating results.
•Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•The Company's future results may be affected by its operational execution, including scenarios where the Company generates fewer productivity improvements than estimated.
•If our goodwill and indefinite-lived intangible assets become impaired, we will be required to record impairment charges, which may be significant.
•A failure of a key information technology system could adversely impact our ability to conduct business.
•We rely significantly on information technology and any inadequacy, interruption, theft or loss of data, malicious attack, integration failure, failure to maintain the security, confidentiality or privacy of sensitive data residing on our systems or other security failure of that technology could harm our ability to effectively operate our business and damage the reputation of our brands.
•We have significant debt obligations that could adversely affect our business and our ability to meet our obligations.
•If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•Our business involves the potential for product liability claims, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•Our business is subject to increasing government regulations in both the U.S. and abroad that could impose material costs.
•Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on environmental, social and governance (ESG) issues, including those related to sustainability and climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 15, 2022.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022

Net sales	$811.1	$790.4	$2,959.7	$3,050.1
Cost of products sold (1)	503.8	504.9	1,835.7	1,930.6
Gross profit	307.3	285.5	1,124.0	1,119.5
Selling, general and administrative expense (1)	134.6	120.1	489.4	484.5
Advertising and promotion expense	32.9	27.3	142.3	137.1
Research and development expense (1)	8.5	9.4	32.9	34.7
Amortization of intangible assets	14.4	15.3	59.4	61.1
Impairment of goodwill and intangible assets (2)	—	541.9	—	541.9
Interest expense	41.6	42.0	168.7	158.4
Loss/(gain) on extinguishment of debt (3)	0.2	—	(1.5)	—
Other items, net (1) (4)	52.5	4.6	57.1	7.3
Earnings/(loss) before income taxes	22.6	(475.1)	175.7	(305.5)
Income tax expense/(benefit)	2.9	(112.2)	35.2	(74.0)
Net earnings/(loss)	$19.7	$(362.9)	$140.5	$(231.5)
Mandatory preferred stock dividends (5)	—	—	—	(4.0)
Net earnings/(loss) attributable to common shareholders	$19.7	$(362.9)	$140.5	$(235.5)

Basic net earnings/(loss) per common share	$0.28	$(5.09)	$1.97	$(3.37)
Diluted net earnings/(loss) per common share (5)	$0.27	$(5.09)	$1.94	$(3.37)

Weighted average shares of common stock - Basic	71.5	71.3	71.5	69.9
Weighted average shares of common stock - Diluted (5)	72.6	71.3	72.4	69.9

(1) See the attached Supplemental Schedules - Non-GAAP Reconciliations, which break out the Project Momentum restructuring and related costs, the costs from the flood of our Brazilian manufacturing facility, the gain on finance lease termination, the costs from exiting the Russian market, and Acquisition and integration related costs included within these lines.

(2) The non-cash Impairment of goodwill and intangible assets for the quarter and twelve months ended September 30, 2022 relates to the Company's Armor All trade name impairment of $370.4 million, STP trade name impairment of $26.3 million, Rayovac trade name impairment of $127.8 and a goodwill impairment related to the Auto Care International reporting unit of $17.4 million.

(3) The Loss on the extinguishment of debt for the quarter ended September 30, 2023 relates to the repayment of term loan in the quarter. The Gain on extinguishment of debt in the twelve months ended September 30, 2023 relates to the repurchase of outstanding Senior Notes at a discount, partially offset by the repayment of term loan.

(4) Other items, net for the quarter and twelve months ended included a $50.2 million settlement loss due to the execution of a partial retiree annuity buy out on the US pension plan in the fourth quarter of fiscal 2023.

(5) During January 2022, the mandatory convertible preferred shares (MCPS) were converted to approximately 4.7 million common stock. For the twelve months ended September 30, 2022, the conversion of the mandatory convertible preferred shares was anti-dilutive and the mandatory preferred stock dividends are included in the dilution calculation. The Company no longer has any MCPS outstanding in fiscal 2023.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

	SEPTEMBER 30,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$223.3	$205.3
Trade receivables	511.6	421.7
Inventories	649.7	771.6
Other current assets	172.0	191.4
Total current assets	$1,556.6	$1,590.0
Property, plant and equipment, net	363.7	362.1
Operating lease assets	98.4	100.1
Goodwill	1,016.2	1,003.1
Other intangible assets, net	1,237.7	1,295.8
Deferred tax asset	88.4	61.8
Other assets	148.6	159.2
Total assets	$4,509.6	$4,572.1
Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$12.0	$12.0
Current portion of finance leases	0.3	0.4
Notes payable	8.2	6.4
Accounts payable	370.8	329.4
Current operating lease liabilities	17.3	15.8
Other current liabilities	325.6	333.9
Total current liabilities	$734.2	$697.9
Long-term debt	3,332.1	3,499.4
Operating lease liabilities	84.7	88.2
Deferred tax liability	12.4	17.9
Other liabilities	135.5	138.1
Total liabilities	$4,298.9	$4,441.5
Shareholders' equity
Common stock	0.8	0.8
Additional paid-in capital	750.5	828.7
Retained losses	(164.8)	(304.7)
Treasury stock	(238.1)	(248.9)
Accumulated other comprehensive loss	(137.7)	(145.3)
Total shareholders' equity	$210.7	$130.6
Total liabilities and shareholders' equity	$4,509.6	$4,572.1

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2023	2022
Cash Flow from Operating Activities
Net earnings/(loss)	$140.5	$(231.5)
Adjustments to reconcile net earnings/(loss) to net cash flow from operations:
Non-cash integration and restructuring charges	7.7	3.0
Impairment of goodwill and intangible assets	—	541.9
Depreciation and amortization	122.7	121.6
Deferred income taxes	(38.5)	(135.3)
Share-based compensation expense	21.8	13.2
Gain on finance lease termination	—	(4.5)
Loss on extinguishment on debt	(1.5)	—
Settlement loss on US pension annuity buy out	50.2	—
Non-cash charges for Brazil flood	—	9.7
Non-cash charges for exiting the Russian market	—	12.6
Non-cash items included in income, net	31.9	6.2
Other, net	(2.7)	(1.7)
Changes in assets and liabilities used in operations, net of acquisitions
Increase in accounts receivable, net	(80.4)	(185.5)
Decrease/(increase) in inventories	132.3	(94.2)
Decrease in other current assets	10.0	20.6
Increase/(decrease) in accounts payable	35.2	(113.8)
(Decrease)/increase in other current liabilities	(34.0)	38.7
Net cash from operating activities	395.2	1.0
Cash Flow from Investing Activities
Capital expenditures	(56.8)	(77.8)
Proceeds from sale of assets	0.7	0.6
Acquisition of intangible assets	—	(14.7)
Acquisitions, net of cash acquired and working capital settlements	—	1.0
Net cash used by investing activities	(56.1)	(90.9)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	—	300.0
Payments on debt with maturities greater than 90 days	(222.1)	(13.7)
Net increase/(decrease) in debt with maturities 90 days or less	1.2	(99.0)
Debt issuance costs	—	(7.6)
Payments to terminate finance lease obligations	—	(5.1)
Dividends paid on common stock	(86.3)	(84.9)
Dividends paid on mandatory convertible preferred stock	—	(8.1)
Taxes paid for withheld share-based payments	(2.2)	(2.5)
Net cash (used by)/from financing activities	(309.4)	79.1
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11.7)	(22.8)
Net increase/(decrease) in cash, cash equivalents and restricted cash	18.0	(33.6)
Cash, cash equivalents and restricted cash, beginning of period	205.3	238.9
Cash, cash equivalents and restricted cash, end of period	$223.3	$205.3

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Twelve Months ended September 30, 2023

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period, and are used for management incentive compensation. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as restructuring and related costs, an impairment of goodwill and intangible assets, acquisition and integration costs, an acquisition earn out, the loss/(gain) on extinguishment of debt, the settlement loss on US pension annuity buyout, the costs of exiting the Russian market, the gain on finance lease termination and the costs of the May 2022 flooding of our Brazilian manufacturing facility. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, impairment of goodwill and intangible assets, interest expense, loss/(gain) on extinguishment of debt, other items, net, restructuring and related costs, acquisition and integration costs, an acquisition earn out, settlement loss on US pension annuity buyout, the gain on finance lease termination, the costs of exiting the Russian market and the costs of the flooding of our Brazilian manufacturing facility have all been excluded from segment profit.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Common Share (EPS). These measures exclude the impact of restructuring and related costs, impairment of goodwill and intangible assets, costs related to acquisition and integration, an acquisition earn out, the loss/(gain) on extinguishment of debt, the settlement loss on US pension annuity buyout, the gain on finance lease termination, the costs of exiting the Russian market and the costs of the flooding of our Brazilian manufacturing facility.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of restructuring and related costs, impairment of goodwill and intangible assets, acquisition and integration costs, an acquisition earn out, the loss/(gain) on extinguishment of debt, the settlement loss on US pension annuity buyout, the gain on finance lease termination, the costs of exiting the Russian market and the costs of the flooding of our Brazilian manufacturing facility, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the change in Russia and Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Change in Russia Operations. The Company exited the Russian market in the second quarter of fiscal 2022 due to the increased global and economic and political uncertainty resulting from the ongoing conflict between Russia and Ukraine. This adjusts for the change in Russian sales and segment profit from the prior year post exit.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes hyper-inflationary markets.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted SG&A as percent of sales and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of restructuring and related costs, acquisition and integration costs, an acquisition earn out, the costs of the flooding of our Brazilian manufacturing facility, settlement loss on US pension annuity buyout, the gain on finance lease termination, and the costs of exiting the Russian market.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, the loss/(gain) on extinguishment of debt, and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to restructuring, the settlement loss on US pension annuity buyout, impairment of goodwill and other intangible assets, acquisition and integration costs, an acquisition earn out, exiting the Russian market, gains on finance lease termination, the costs of the flooding of our manufacturing facility in Brazil, and share based payments.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales.

Net Debt. Net Debt is defined as total Company debt, less cash and cash equivalents.

Currency-neutral. Currency-neutral excludes the Impact of currency as defined above on key measures. Hyper inflationary markets are excluded from this calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Currency Neutral Results
For the Quarter and Twelve Months Ended September 30, 2023
(In millions, except per share data - Unaudited)

	For the Quarter Ended			Prior Quarter Ended
	September 30, 2023				% Change	% Change
	As Reported	Impact of Currency(1)	Currency Neutral	September 30, 2022	As Reported Basis	Currency Neutral Basis
As Reported under GAAP
Diluted net earnings/(loss) per common share	$0.27	$0.03	$0.24	$(5.09)	NM(3)	NM(3)
Net earnings/(loss)	$19.7	$2.0	$17.7	$(362.9)	NM(3)	NM(3)

As Adjusted (non-GAAP)(2)
Adjusted diluted net earnings per common share	$1.20	$0.03	$1.17	$0.82	46.3%	42.7%
Adjusted EBITDA	$185.4	$2.5	$182.9	$146.0	27.0%	25.3%

	For the Twelve Months Ended			Prior Twelve Months Ended
	September 30, 2023				% Change	% Change
	As Reported	Impact of Currency(1)	Currency Neutral	September 30, 2022	As Reported Basis	Currency Neutral Basis
As Reported under GAAP
Diluted net earnings/(loss) per common share	$1.94	$(0.23)	$2.17	$(3.37)	NM(3)	NM(3)
Net earnings/(loss)	$140.5	$(16.7)	$157.2	$(231.5)	NM(3)	NM(3)

As Adjusted (non-GAAP)(2)
Adjusted diluted net earnings per common share	$3.09	$(0.23)	$3.32	$3.08	0.3%	7.8%
Adjusted EBITDA	$597.3	$(21.3)	$618.6	$567.9	5.2%	8.9%

(1) The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes hyper-inflationary markets.

(2) See supplemental schedules - Non-GAAP Reconciliations for full reconciliations of the Company's non-GAAP adjusted amounts.

(3) These percentage calculations are not meaningful.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Twelve Months ended September 30, 2023
(In millions, except per share data - Unaudited)

Operations for Energizer are managed via two product segments: Batteries & Lights and Auto Care. Energizer’s operating model includes a combination of standalone and shared business functions between the product segments, varying by country and region of the world. Shared functions include the sales and marketing functions, as well as human resources, IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and may not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings/(loss) before income taxes for the quarters and twelve months ended September 30, 2023 and 2022 are presented below:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net Sales	2023	2022	2023	2022
Batteries & Lights	$656.1	$639.0	$2,344.9	$2,427.3
Auto Care	155.0	151.4	614.8	622.8
Total net sales	$811.1	$790.4	$2,959.7	$3,050.1
Segment Profit
Batteries & Lights	$176.8	$147.2	$551.5	$553.6
Auto Care	17.6	9.5	75.0	46.5
Total segment profit	$194.4	$156.7	$626.5	$600.1
General corporate and other expenses (1)	(26.6)	(26.7)	(107.2)	(101.6)
Restructuring and related costs (2)	(36.5)	(0.9)	(59.7)	(0.9)
Acquisition and integration costs (2)	—	—	—	(16.5)
Acquisition earn out (3)	—	—	—	(1.1)
Amortization of intangible assets	(14.4)	(15.3)	(59.4)	(61.1)
Impairment of goodwill & intangible assets	—	(541.9)	—	(541.9)
Interest expense	(41.6)	(42.0)	(168.7)	(158.4)
(Loss)/gain on extinguishment of debt	(0.2)	—	1.5	—
Settlement loss on US pension annuity buy out (4)	(50.2)	—	(50.2)	—
Exit of Russian market (5)	—	(0.6)	—	(14.6)
Gain on finance lease termination (6)	—	—	—	4.5
Brazil flood damage, net of insurance proceeds (7)	—	0.2	—	(9.7)
Other items, net - Adjusted (8)	(2.3)	(4.6)	(7.1)	(4.3)
Total earnings/(loss) before income taxes	$22.6	$(475.1)	$175.7	$(305.5)
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(3) This represents the earn out achieved through September 30, 2022 under the incentive agreements entered into with the fiscal 2021 acquisition of a formulations company, and is recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(4) The Settlement loss is due to the execution of a partial retiree annuity buy out on the US pension plan in the fourth quarter of fiscal 2023. This charge is included in Other items, net in the Consolidated (Condensed) Statement of Earnings.
(5) These are the costs associated with the exit of the Russian market during fiscal 2022. See the Supplemental Non-GAAP reconciliation for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(6) This represents the termination of a finance lease in the fiscal year ended September 30, 2022, associated with a facility that was exited as a part of the Company's 2019 Restructuring program. The gain was recorded in Other items, net in the Consolidated (Condensed) Statement of Earnings.
(7) These are the costs associated with the May 2022 flooding of our Brazilian manufacturing facility, which were recorded in Cost of products sold on the Consolidated (Condensed) Statement of Earnings, net of insurance proceeds. The majority is related to write off of damaged inventory.
(8) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.
Supplemental product information is presented below for depreciation and amortization:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Depreciation and amortization	2023	2022	2023	2022
Batteries & Lights	$12.7	$14.2	$52.2	$50.6
Auto Care	2.6	3.1	11.1	9.9
Total segment depreciation and amortization	15.3	17.3	63.3	60.5
Amortization of intangible assets	14.4	15.3	59.4	61.1
Total depreciation and amortization	$29.7	$32.6	$122.7	$121.6

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Twelve Months ended September 30, 2023
(In millions, except for per share data- Unaudited)
The following tables provide a reconciliation of Net earnings and Diluted net earnings per common share to Adjusted net earnings and Adjusted diluted net earnings per share, which are non-GAAP measures.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2023	2022	2023	2022
Net earnings/(loss) attributable to common shareholders	$19.7	$(362.9)	$140.5	$(235.5)
Mandatory preferred stock dividends	—	—	—	(4.0)
Net earnings/(loss)	19.7	(362.9)	140.5	(231.5)
Pre-tax adjustments
Restructuring and related costs (1)	$36.5	$0.9	$59.7	$0.9
Acquisition and integration (1)	—	—	—	16.5
Acquisition earn out	—	—	—	1.1
Impairment of goodwill & intangible assets	—	541.9	—	541.9
Loss/(gain) on extinguishment of debt	0.2	—	(1.5)	—
Settlement loss on US pension annuity buy out (1)	50.2	—	50.2	—
Exit of Russian market (1)	—	0.6	—	14.6
Gain on finance lease termination (1)	—	—	—	(4.5)
Brazil flood damage, net of insurance proceeds (1)	—	(0.2)	—	9.7
Total adjustments, pre-tax	$86.9	$543.2	$108.4	$580.2
Total adjustments, after tax	$67.1	$421.4	$83.5	$452.6
Adjusted net earnings (2)	$86.8	$58.5	$224.0	$221.1
Diluted net earnings/(loss) per common share	$0.27	$(5.09)	$1.94	$(3.37)
Adjustments
Restructuring and related costs (1)	$0.40	$0.01	$0.64	$0.01
Acquisition and integration	—	(0.01)	—	0.17
Acquisition earn out	—	—	—	0.01
Impairment of goodwill & intangible assets	—	5.86	—	5.86
Loss on extinguishment of debt	—	—	(0.02)	—
Settlement loss on US pension annuity buy out (1)	0.53	—	0.53	—
Exit of Russian market	—	(0.03)	—	0.17
Gain on finance lease termination	—	—	—	(0.05)
Brazil flood damage, net of insurance proceeds	—	0.05	—	0.14
Impact for diluted share calculation (3)	—	0.03	—	0.14
Adjusted diluted net earnings per diluted common share (3)	$1.20	$0.82	$3.09	$3.08
Weighted average shares of common stock - Diluted	72.6	71.3	72.4	69.9
Adjusted Weighted average shares of common stock - Diluted (3)	72.6	71.7	72.4	71.7
(1) See Supplemental Schedules - Non-GAAP Reconciliation for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.

(2) The Effective tax rate for the Adjusted - Non-GAAP Net Earnings and Diluted EPS for the quarters ended September 30, 2023 and 2022 was 20.7% and 14.1%, respectively, and for the twelve months ended September 30, 2023 and 2022 was 21.2% and 19.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(3) For the quarter and twelve months ended September 30, 2022, the Adjusted Weighted average shares of common stock - Diluted includes the dilutive impact of our outstanding performance shares and restricted stock as they are dilutive to the calculation. During the year ended September 30, 2022, the mandatory convertible preferred shares were converted to approximately 4.7 million common stock. The full conversion was dilutive and the mandatory preferred stock dividends are excluded from net earnings in the Adjusted dilution calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Twelve Months Ended September 30, 2023
(In millions, except per share data - Unaudited)

Net Sales
Batteries & Lights	Q1'23	% Chg	Q2'23	% Chg	Q3'23	% Chg	Q4'23	% Chg	FY '23	% Chg
Net sales - prior year	$740.2		$516.5		$531.6		$639.0		$2,427.3
Organic	(34.8)	(4.7)%	7.3	1.4%	(11.0)	(2.1)%	13.5	2.1%	(25.0)	(1.0)%
Change in Russia operations	(7.3)	(1.0)%	(5.0)	(1.0)%	—	—%	—	—%	(12.3)	(0.5)%
Change in Argentina operations	1.3	0.2%	0.5	0.1%	(5.1)	(1.0)%	(2.2)	(0.3)%	(5.5)	(0.2)%
Impact of currency	(27.8)	(3.8)%	(13.4)	(2.6)%	(4.2)	(0.7)%	5.8	0.9%	(39.6)	(1.7)%
Net sales - current year	$671.6	(9.3)%	$505.9	(2.1)%	$511.3	(3.8)%	$656.1	2.7%	$2,344.9	(3.4)%

Auto Care
Net sales - prior year	$106.1		$168.9		$196.4		$151.4		$622.8
Organic	(10.8)	(10.2)%	10.2	6.0%	(8.3)	(4.2)%	2.3	1.5%	(6.6)	(1.1)%
Change in Russia operations	(0.2)	(0.2)%	(0.1)	(0.1)%	—	—%	—	—%	(0.3)	—%
Change in Argentina operations	—	—%	0.2	2.0%	—	—%	—	—%	0.2	—%
Impact of currency	(1.6)	(1.5)%	(1.0)	(0.4)%	—	—%	1.3	0.9%	(1.3)	(0.2)%
Net sales - current year	$93.5	(11.9)%	$178.2	5.5%	$188.1	(4.2)%	$155.0	2.4%	$614.8	(1.3)%

Total Net Sales
Net sales - prior year	$846.3		$685.4		$728.0		$790.4		$3,050.1
Organic	(45.6)	(5.4)%	17.5	2.6%	(19.3)	(2.7)%	15.8	2.0%	(31.6)	(1.0)%
Change in Russia operations	(7.5)	(0.9)%	(5.1)	(0.7)%	—	—%	—	—%	(12.6)	(0.4)%
Change in Argentina operations	1.3	0.2%	0.7	0.1%	(5.1)	(0.7)%	(2.2)	(0.3)%	(5.3)	(0.2)%
Impact of currency	(29.4)	(3.5)%	(14.4)	(2.2)%	(4.2)	(0.5)%	7.1	0.9%	(40.9)	(1.4)%
Net sales - current year	$765.1	(9.6)%	$684.1	(0.2)%	$699.4	(3.9)%	$811.1	2.6%	$2,959.7	(3.0)%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Twelve Months Ended September 30, 2023
(In millions, except per share data - Unaudited)

Segment Profit
Batteries & Lights	Q1'23	% Chg	Q2'23	% Chg	Q3'23	% Chg	Q4'23	% Chg	FY '23	% Chg
Segment Profit - prior year	$168.4		$95.3		$142.7		$147.2		$553.6
Organic	(15.6)	(9.3)%	27.5	28.9%	(16.7)	(11.7)%	26.3	17.9%	21.5	3.9%
Change in Russia operations	(0.6)	(0.4)%	(0.6)	(0.6)%	—	—%	—	—%	(1.2)	(0.2)%
Change in Argentina operations	—	—%	0.7	0.7%	(1.7)	(1.2)%	(0.4)	(0.3)%	(1.4)	(0.3)%
Impact of currency	(13.9)	(8.2)%	(8.4)	(8.9)%	(2.4)	(1.7)%	3.7	2.5%	(21.0)	(3.8)%
Segment Profit - current year	$138.3	(17.9)%	$114.5	20.1%	$121.9	(14.6)%	$176.8	20.1%	$551.5	(0.4)%

Auto Care
Segment Profit - prior year	$(0.2)		$24.3		$12.9		$9.5		$46.5
Organic	12.3	NM *	5.6	23.0%	4.5	34.9%	7.1	74.7%	29.5	63.4%
Change in Argentina operations	(0.1)	NM *	0.1	0.4%	—	—%	—	—%	—	—%
Impact of currency	(1.4)	NM *	(0.6)	(2.0)%	—	—%	1.0	10.6%	(1.0)	(2.1)%
Segment Profit - current year	$10.6	NM *	$29.4	21.0%	$17.4	34.9%	$17.6	85.3%	$75.0	61.3%

Total Segment Profit
Segment Profit - prior year	$168.2		$119.6		$155.6		$156.7		$600.1
Organic	(3.3)	(2.0)%	33.1	27.7%	(12.2)	(7.8)%	33.4	21.3%	51.0	8.5%
Change in Russia operations	(0.6)	(0.4)%	(0.6)	(0.5)%	—	—%	—	—%	(1.2)	(0.2)%
Change in Argentina operations	(0.1)	(0.1)%	0.8	0.7%	(1.7)	(1.1)%	(0.4)	(0.3)%	(1.4)	(0.2)%
Impact of currency	(15.3)	(9.0)%	(9.0)	(7.6)%	(2.4)	(1.6)%	4.7	3.1%	(22.0)	(3.7)%
Segment Profit - current year	$148.9	(11.5)%	$143.9	20.3%	$139.3	(10.5)%	$194.4	24.1%	$626.5	4.4%

NM * - These percentage calculations are not meaningful.

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Twelve Months Ended September 30, 2023
(In millions, except per share data - Unaudited)

Gross Profit	Q1'23	Q2'23	Q3'23	Q4'23	Q1'22	Q2'22	Q3'22	Q4'22	2023	2022
Net Sales	$765.1	$684.1	$699.4	$811.1	$846.3	$685.4	$728.0	$790.4	$2,959.7	$3,050.1
Reported Cost of products sold	466.8	430.8	434.3	503.8	534.7	447.0	444.0	504.9	1,835.7	1,930.6
Gross profit	$298.3	$253.3	$265.1	$307.3	$311.6	$238.4	$284.0	$285.5	$1,124.0	$1,119.5
Gross margin	39.0%	37.0%	37.9%	37.9%	36.8%	34.8%	39.0%	36.1%	38.0%	36.7%
Adjustments
Restructuring and related costs	0.3	5.7	6.5	17.4	—	—	—	—	29.9	—
Acquisition and integration costs	—	—	—	—	6.0	—	—	—	—	6.0
Exit of Russian market	—	—	—	—	—	0.7	—	0.6	—	1.3
Brazil flood damage, net of insurance proceeds	—	—	—	—	—	—	9.9	(0.2)	—	9.7
Cost of products sold - adjusted	466.5	425.1	427.8	486.4	528.7	446.3	434.1	504.5	1,805.8	1,913.6
Adjusted Gross profit	$298.6	$259.0	$271.6	$324.7	$317.6	$239.1	$293.9	$285.9	$1,153.9	$1,136.5
Adjusted Gross margin	39.0%	37.9%	38.8%	40.0%	37.5%	34.9%	40.4%	36.2%	39.0%	37.3%

SG&A	Q1'23	Q2'23	Q3'23	Q4'23	Q1'22	Q2'22	Q3'22	Q4'22	2023	2022
Reported SG&A	$120.4	$118.3	$116.1	$134.6	$122.1	$123.4	$118.9	$120.1	$489.4	$484.5
Reported SG&A % of Net Sales	15.7%	17.3%	16.6%	16.6%	14.4%	18.0%	16.3%	15.2%	16.5%	15.9%
Adjustments
Restructuring and related costs	6.3	1.8	2.8	19.1	—	—	—	0.9	30.0	0.9
Acquisition and integration costs	—	—	—	—	9.4	—	—	—	—	9.4
Acquisition earn out	—	—	—	—	1.1	—	—	—	—	1.1
Exit of Russian Market	—		—	—	—	5.8	—	—	—	5.8
SG&A Adjusted - subtotal	$114.1	$116.5	$113.3	$115.5	$111.6	$117.6	$118.9	$119.2	$459.4	$467.3
SG&A Adjusted % of Net Sales	14.9%	17.0%	16.2%	14.2%	13.2%	17.2%	16.3%	15.1%	15.5%	15.3%

Other items, net	Q1'23	Q2'23	Q3'23	Q4'23	Q1'22	Q2'22	Q3'22	Q4'22	2023	2022
Interest income	$(0.2)	$(1.1)	$(0.4)	$(7.2)	$(0.2)	$(0.3)	$(0.2)	$(0.3)	$(8.9)	$(1.0)
Foreign currency exchange gain/(loss)	(1.0)	4.5	5.1	8.7	1.3	(0.1)	2.5	4.1	17.3	7.8
Pension benefit other than service costs	0.7	0.6	0.7	0.7	(1.1)	(1.1)	(1.0)	(0.9)	2.7	(4.1)
Other	(0.9)	(3.2)	—	0.1	0.2	—	(0.3)	1.7	(4.0)	1.6
Other items, net - Adjusted	(1.4)	0.8	5.4	2.3	0.2	(1.5)	1.0	4.6	7.1	4.3
Restructuring and related costs	—	—	(0.2)	—	—	—	—	—	(0.2)	—
Settlement loss on US pension annuity buy out	—	—	—	50.2	—	—	—	—	50.2	—
Exit of Russian market	—	—	—	—	—	7.5	—	—	—	7.5
Gain on termination of finance lease	—	—	—	—	—	—	(4.5)	—	—	(4.5)
Total Other items, net	$(1.4)	$0.8	$5.2	$52.5	$0.2	$6.0	$(3.5)	$4.6	$57.1	$7.3

Restructuring and related costs	Q1'23	Q2'23	Q3'23	Q4'23	Q1'22	Q2'22	Q3'22	Q4'22	2023	2022
Cost of products sold	$0.3	$5.7	$6.5	$17.4	$—	$—	$—	$—	$29.9	$—
SG&A - Restructuring costs	6.3	1.8	2.6	16.0	—	—	—	0.9	26.7	0.9
SG&A - IT Enablement	—	—	0.2	3.1	—	—	—	—	3.3	—
Other items, net	—	—	(0.2)	—	—	—	—	—	(0.2)	—
Total Restructuring and related costs	$6.6	$7.5	$9.1	$36.5	$—	$—	$—	$0.9	$59.7	$0.9

Acquisition and integration	Q1'23	Q2'23	Q3'23	Q4'23	Q1'22	Q2'22	Q3'22	Q4'22	2023	2022
Cost of products sold	$—	$—	$—	$—	$6.0	$—	$—	$—	$—	$6.0
SG&A	—	—	—	—	9.4	—	—	—	—	9.4
Research and development	—	—	—	—	1.1	—	—	—	—	1.1
Acquisition and integration related items	$—	$—	$—	$—	$16.5	$—	$—	$—	$—	$16.5

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Twelve Months Ended September 30, 2023
(In millions, except per share data - Unaudited)

	Q1'23	Q2'23	Q3'23	Q4'23	FY 2023	Q4'22	FY2022
Net earnings/(loss)	$49.0	$40.0	$31.8	$19.7	$140.5	$(362.9)	$(231.5)
Income tax provision/(benefit)	13.3	10.4	8.6	2.9	35.2	(112.2)	(74.0)
Earnings/(loss) before income taxes	62.3	50.4	40.4	22.6	175.7	(475.1)	(305.5)
Interest expense	42.9	42.0	42.2	41.6	168.7	42.0	158.4
(Gain)/loss on extinguishment of debt	(2.9)	0.9	0.3	0.2	(1.5)	—	—
Depreciation & Amortization	32.1	30.4	30.5	29.7	122.7	32.6	121.6
EBITDA	134.4	123.7	113.4	94.1	465.6	(400.5)	(25.5)
Adjustments:
Restructuring and related costs	6.6	7.5	9.1	36.5	59.7	0.9	0.9
Acquisition and integration costs	—	—	—	—	—	—	16.5
Acquisition earn out	—	—	—	—	—	—	1.1
Settlement loss on US pension annuity buy out	—	—	—	50.2	50.2	—	—
Impairment of goodwill & intangible assets	—	—	—	—	—	541.9	541.9
Exit of Russian market	—	—	—	—	—	0.6	14.6
Gain on finance lease termination	—	—	—	—	—	—	(4.5)
Brazil flood damage, net of insurance proceeds	—	—	—	—	—	(0.2)	9.7
Share-based payments	4.6	8.3	4.3	4.6	21.8	3.3	13.2
Adjusted EBITDA	$145.6	$139.5	$126.8	$185.4	$597.3	$146.0	$567.9

Free Cash Flow
Net cash from operating activities	$395.2
Capital expenditures	(56.8)
Proceeds from sale of assets	0.7
Free Cash Flow for the twelve months ended September 30, 2023	$339.1

Net Debt	9/30/2023	9/30/2022
Current maturities of long-term debt	$12.0	$12.0
Current portion of finance leases	0.3	0.4
Notes payable	8.2	6.4
Long-term debt	3,332.1	3,499.4
Total debt per the balance sheet	$3,352.6	$3,518.2
Cash and cash equivalents	223.3	205.3
Net Debt	$3,129.3	$3,312.9

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
Fiscal 2024 Outlook
(In millions, except per share data - Unaudited)

Fiscal 2024 Outlook Reconciliation - Adjusted earnings and Adjusted diluted net earnings per common share (EPS)

(in millions, except per share data)	Net earnings			EPS
Fiscal 2024 - GAAP Outlook	$183	to	$205	$2.52	to	$2.83
Impacts:
Restructuring and related costs	42		34	0.58		0.47

Fiscal 2024 - Adjusted Outlook	$225	to	$239	$3.10	to	$3.30

Fiscal 2024 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings	$183	to	$205
Income tax provision	41	to	71
Earnings before income taxes	$224	to	$276
Interest expense	163	to	156
Amortization of intangible assets	60	to	55
Depreciation expense	70	to	65
EBITDA	$517	to	$552

Adjustments:
Restructuring and related costs	55	to	45
Share-based payments	28	to	23
Adjusted EBITDA	$600	to	$620